  MMC ENERGY, INC.
  26 Broadway
  Suite 960
  New York, NY 10004
  (212) 977-0900

MMC ENERGY, INC. COMPLETES TURBINE SALE

New York- October 6, 2009-MMC Energy, Inc. (NASDAQ: MMCE) announced today that it has completed the sale of its two GE LM6000 PC Sprint turbines for $26.65 million to a subsidiary of Pro Energy.

The sale of the turbines was part of a process to liquidate the Company’s remaining assets as contemplated by the liquidation plan of the Company, which plan was overwhelmingly approved at a shareholders’ meeting held on September 14, 2009.  MMC Energy had previously announced the completion of the sale of its Chula Vista and Escondido electric generating facilities and certain other assets for $4,865,500 to affiliates of Wellhead Electric Company, Inc.

As previously announced, with the turbine sale completed, the Company will now make the first of at least two liquidating dividend payments to shareholders.  The Board of Directors today approved the amount of the first distribution to be $1.35 per share.  The Company expects to fund its payment agent, Continental Stock, Transfer & Trust Company, today and that the distributions will reach beneficial owner accounts within 3-5 business days.  Registered shareholders who hold paper share certificates directly will be required to turn in their shares with other required paperwork which will be mailed to them promptly along with detailed instructions.

The Company has also revised its range of expected aggregate distributions to be $1.45-$1.60 per share.

As previously announced, coincident with closing the turbine sale, we anticipate trading in our common stock will be permanently suspended by the NASDAQ Global Market, effective at the close of trading today.

About MMC Energy, Inc.:

The Company is currently liquidating its electricity generating and energy infrastructure-related assets in the United States. The Company is traded on the NASDAQ Global Market in the United States.

Forward Looking Statements:

This press release contains 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 including the amount of liquidation distribution proceeds ultimately available to the Company’s shareholders. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements including, but not limited to, those risks described in the Company's Annual Report on Form 10-K, its most recent prospectus filed with the SEC on November 19, 2007 and in its other public filings. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update these forward-looking statements.

Source: MMC Energy, Inc.

Contact:

          MMC Energy Inc.
          Denis G. Gagnon, Chief Financial Officer
          (212) 785-5478
          www.mmcenergy.com